UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 14, 2011

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 14, 2011, Lawrence J. Reilly, 55, was appointed to serve as Chief Executive Officer and President of Central Vermont Public Service Corporation ("Central Vermont" or "Company") effective March 1, 2011 as described in Item 5.02 of this Form 8-K report.  Robert Young, the current CEO and President will become Executive Chair of the Company and remain on the Board of Directors until his previously announced planned retirement on May 3, 2011.

Mr. Reilly and Central Vermont have agreed to the following compensation arrangements in connection with his service as Chief Executive Officer and President:

Mr. Reilly will be paid a base salary in the amount of $300,000 annually.  Mr. Reilly will be eligible to participate in the annual Management Incentive Plan for 2011, targeted at 50% of annual base salary, prorated to reflect actual months of service.  He will also be eligible to participate in the next three-year cycle of the Long-Term Incentive Plan, beginning in 2012.  Because Mr. Reilly is not eligible to participate in the Long-Term Incentive Program ("LTIP") until the next cycle beginning 2012, he will receive a grant of shares of restricted stock with a three-year cliff vest, valued at $100,000, effective March 1, 2011.  In addition, Mr. Reilly will receive a relocation bonus of $75,000.  Upon eligibility and vesting, he will also be entitled to benefits under the Company's Defined Contribution Restoration Policy for Officers of Central Vermont Public Service Corporation and Its Subsidiaries (“401(k) - Supplemental Retirement Plan”) which makes up the difference caused by IRC restrictions between the 401(k) plan and what he would have received without the imposed limits.  He will be eligible to participate in the Deferred Compensation Plan for Officers and Directors and will be eligible to defer up to 25% of his base salary, 100% of his incentive pay and 100% of his 401(k) - Supplemental Retirement Plan.  Mr. Reilly will also be entitled to participate in employee benefit plans and programs, including life, disability and medical insurance, savings plan and other similar plans as the Company now has or may be established during the period in which he serves as CEO.

Under the terms of the contract, Mr. Reilly will enter into a change in control agreement to which he will be entitled to receive, upon a "change in control" (as defined in the agreement), a lump sum payment equal to two times his average annual compensation (base salary plus targeted annual incentive) consistent with the form of Change In Control agreements previously filed by the Company.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.

On February 14, 2011, Central Vermont appointed Lawrence J. Reilly as Chief Executive Officer and President, effective March 1, 2011 to fill Robert Young’s position.  Mr. Young will become the Executive Chair of the Company and remain on the Board of Directors until his planned retirement on May 3, 2011.  The information under Item 1.01 of this report is incorporated in this Item 5.02(c) by reference.  A copy of our news release announcing Mr. Reilly's appointment is attached as Exhibit 99.1 to this report.

Since July 2008, Mr. Reilly has provided energy consulting services independently.  He has assisted utilities and regulators in the nation of Jordan under a contract funded by the U.S. Agency for International Development, served as an advisor to GroundedPower, Inc., a startup smart grid company; and consulted for NuGen Capital Management LLC, which develops, installs and owns large-scale (1 to 10 megawatt) rooftop and ground mount solar systems.  He also serves as Vice Chair of the Massachusetts Technology Collaborative, a quasi-public entity that fosters a more favorable environment for the formation, retention and expansion of technology-related enterprises in Massachusetts.  Mr. Reilly served National Grid USA and various subsidiaries from 1982 to 2008 in a succession of positions of increasing responsibility.  He began as an attorney at New England Electric System (NEES) in Westborough, Mass., and later served as counsel at its Rhode Island subsidiary, Narragansett Electric, from 1987 to 1990; vice president and director of rates at NEES from 1990 to 1996; president of the NEES electric distribution companies in Massachusetts, Rhode Island and New Hampshire from 1996 to 2001; executive vice president and general counsel of National Grid USA from 2001 to 2007 following United Kingdom-based National Grid Plc's acquisition of NEES; and executive vice president, legal and regulation, at National Grid in 2007 and 2008.

He graduated from State University of New York at Albany with a BA in Geography, received his Masters of City and Regional Planning from Harvard University and received his Law degree from Boston University School of Law.

Mr. Reilly does not have any family relationships with any of the directors or executive officers of Central Vermont. Mr. Reilly is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Central Vermont's news release dated February 17, 2011.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Robert H. Young Robert H. Young President and Chief Executive Officer
February 17, 2011